------
FORM 4
------


                                  STATEMENT OF
                         CHANGES IN BENEFICAL OWNERSHIP



/X/ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person*
     ---------------------------------------------------------------------------
     (Last)         Cassens
     ---------------------------------------------------------------------------
     (First)        Vern
     ---------------------------------------------------------------------------
     (Middle)       H.
     ---------------------------------------------------------------------------
     (Street)       5001 N. Second Street
     ---------------------------------------------------------------------------
     (City)         Rockford
     ---------------------------------------------------------------------------
     (State)        IL
     ---------------------------------------------------------------------------
     (Zip)          61111
     ---------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ---------------------------------------------------------------------------
     (Issuer Name)                    Woodward Governor Company
     ---------------------------------------------------------------------------
     (Ticker or Trading Symbol)       WGOV
     ---------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------------------------------------------------------------
     (I.D. Number)
     ---------------------------------------------------------------------------

4.   Statement for Month/Day/Year
     ---------------------------------------------------------------------------
     (Month/Day)    10/07
     ---------------------------------------------------------------------------
     (Year)         2002
     ---------------------------------------------------------------------------


5.   If Amendment, Date of Original (Month/Day/Year)
     ---------------------------------------------------------------------------
     (Month/Day)
     ---------------------------------------------------------------------------
     (Year)
     ---------------------------------------------------------------------------


6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     /X/
     ---------------------------------------------------------------------------
         (Director)
     ---------------------------------------------------------------------------
         (Officer, give title below)
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
         (10% Owner)
     ---------------------------------------------------------------------------
         (Other, specify below)
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------


7.   Individual or Joint/Group Filing (Check Applicable Line)
     /X/
     ---------------------------------------------------------------------------
     /X/ Form filed by One Reporting Person
     ---------------------------------------------------------------------------
         Form filed by More than One Reporting Person
     ---------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transac-  2A. Deemed   3. Transaction   4. Securities Acquired   5. Amount of    6. Owner-    7. Nature of
(Instr. 3)            tion Date    Execution    Code (Instr. 8)  (A) or Disposed of (D)   Securities      ship Form:   Indirect
                      (Month/                                    (Instr. 3, 4, and 5)     Beneficially    Direct (D)   Beneficial
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                      Date/Year)   Date, if     Code       V     Amount  (A) or  Price    Owned           or Indirect  Ownership
                                   any                                   (D)              Following       (I)          (Instr. 4)
                                   (Month/                                                Reported        (Instr. 4)
                                   Day/Year)                                              Transaction(s)
                                                                                          (Instr. 3 & 4)
------------------------------------------------------------------------------------------------------------------------------------
Woodward Governor                                                                         6,970           D
Company Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Woodward Governor                                                                         16,000          I            By Wife
Company Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Woodward Governor                                                                         20,000          I            IRA
Company Common Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
             2.          3.
1. Title of  Conversion  Transaction 3A. Deemed                        5. Number of Derivative
Derivative   or Exercise Date        Execution    4. Transaction Code  Securities Acquired (A) or   6. Date Exercisable and
Security     Price of    (Month/Day/ Date, if any (Instr.8)            Disposed of (D) (Instr.3, 4, Expiration Date
(Instr. 3)   Derivative  Year)       (Month/Day/                       and 5)                       (Month/Day/Year)
             Security                Year)        ----------------------------------------------------------------------------------
                                                   Code         V      (A)            (D)           Date Exercisable Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $16.625     01/17/1996                                                                 11/18/1996       01/17/2006
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified  $23.50     11/18/1996                                                                 11/18/1996       11/17/2006
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified  $69.22     04/26/2001                                                                 04/26/2001       04/25/2011
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified  $54.57     01/23/2002                                                                 01/23/2003       01/23/2012
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
        TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying Securities                                        10. Ownership
(Instr. 3 and 4)                                           9. Number of Derivative  Form of Derivative
--------------------------------------------  8. Price of  Securities Beneficially  Securities
                             Amount or        Derivative   Owned Following          Beneficially Owned  11. Nature of Indirect
                             Number of        Security     Reported Transaction(s)  at End of Month     Beneficial Ownership
Title                        Shares           (Instr. 5)   (Instr. 4)               (Instr. 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12,480(a)                     12,480                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 21,600(b)                     34,080                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 1,000(b)                      35,080                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 1,000(c)                      36,080                   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:    (a) Stock options originally granted on January 17,
1996 under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan remaining upon partial attainment of performance goals for fiscal year 1996. (b) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan is an exempt transaction under Rule 16b-3. (c) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 2002 Stock Option Plan is an exempt transaction under Rule 16b-3.

               /s/ Vern H. Cassens                      10/7/2002
               -------------------------------     --------------
               **Signature of Reporting Person     Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, SEE Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.